Exhibit 99.1

Bank of the James Announces First Quarter 2018

Financial Results and Declaration of Dividend

Record Assets and Deposits; Commercial Lending Drives Interest Income

LYNCHBURG, Va., April 20, 2018 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months ended March 31, 2018.

Net income for the three months ended March 31, 2018 was $1.12 million or $0.26 per diluted share, up 48% compared with $760,000 or $0.17 per diluted share for the three months ended March 31, 2017.

Highlights

•	Continued growth in commercial & industrial (C&I) lending and commercial real estate (CRE) lending were the major contributors to 12% growth of interest income from earning assets in the first quarter of 2018 compared with the first quarter of 2017.

•	Net interest income before the provision for loan losses was $5.33 million in the first quarter of 2018, up 10% from $4.84 million in the first quarter of 2017, led primarily by growth in commercial lending.

•	Total noninterest income, primarily reflecting increased fee income from treasury services, income from the Company’s insurance and investments business, and strong growth in gains on sale of residential mortgage loans, rose 38% in the first quarter of 2018 compared with the first quarter of 2017.

•	Income tax expense decreased by $67,000 in the first quarter of 2018 when compared to the comparable quarter last year. This decrease was due to a decrease in our effective tax rate due to the Tax and Jobs Act of 2017.

•	Deposits increased to a Company-record $584.52 million, with core deposits (noninterest-bearing demand, NOW, savings and money market accounts) comprising 69% of total deposits.

•	Total assets, driven primarily by year-over-year growth in net loans and loans held for sale, increased to a Company-record $653.64 million at March 31, 2018. Asset quality ratios remained strong, reflecting loan portfolio strength.

•	Measures of productivity trended positively, as Return on Average Assets (ROAA) rose to 0.72% for the quarter ended March 31, 2018 as compared to 0.53% for the quarter ended March 31, 2017, and Return on Average Equity (ROAE) increased to 8.62% for the quarter ended March 31, 2018 from 6.05% a year earlier.

•	Based on the results achieved in the first quarter, on April 17, 2018 the Company’s board of directors approved a $0.06 per share dividend payable to stockholders of record on June 8, 2018, to be paid on June 22, 2018.

Robert R. Chapman III, President and CEO, commented: “Our Company made a strong start in 2018, with net income growth and operating results that demonstrated balanced and diversified contributions from interest-generating assets and noninterest income sources. Steadily growing commercial lending drove solid year-over-year interest income growth and represented contributions from commercial & industrial lending, commercial real estate, and construction. Income from residential mortgage originations, rising customer use of electronic treasury services, and income from BOTJ Investment Services supported a 38% year-over-year rise in quarterly noninterest income.

“The positive impact of the investments made to expand our banking team and grow our presence in Charlottesville, Harrisonburg and Roanoke is generating revenue, and supporting new and expanded relationships with customers throughout our served markets. Total assets and deposits had double-digit year-over-year growth and net loans increased 8%. We were encouraged by the year-over-year improvement in the important measures of ROAA and ROAE, which we believe demonstrates the ongoing progress we are making in building the productivity, profitability, and shareholder value of the Company.”

First Quarter 2018 Operational Review

Total interest income was $6.16 million in the quarter, up 12% from a year earlier, primarily reflecting consistent commercial and construction loan growth. Chapman noted that while lending activity in the first quarter is typically slower than other quarters, first quarter lending drove interest income only slightly lower than the fourth quarter of 2017. The average rate earned on loans, including fees, was 4.61% in the first quarter of 2018, compared with 4.46% in the first quarter of 2017.

J. Todd Scruggs, Executive Vice President and CFO, commented: “We are pleased that the combination of loan growth and the asset sensitive nature of our loan portfolio has allowed us to keep pace with the recent upward prime rate movement. We have been able to maintain relative stability in the rates paid on deposits, with expansion of interest income on earning assets staying ahead of interest expense.”

Total interest expense was $824,000 in the first quarter of 2018, compared with $825,000 in the fourth quarter of 2017, and up from $671,000 in the first quarter of 2017. The year-over-year increase primarily reflected growth in interest bearing deposit accounts. The average rate paid on interest bearing accounts was 0.64% in the first quarter of 2018, compared with 0.57% a year earlier. For the three months ended March 31, 2018, the Company’s net interest margin was 3.65%, compared with 3.65% for the three months ended March 31, 2017.

Net interest income increased to $5.33 million for the three months ended March 31, 2018 from $4.84 million for the three months ended March 31, 2017, primarily reflecting loan growth. Net interest income after the provision for loan losses increased to $5.31 million from $4.74 million a year earlier. This increase was due in part to a lower loan loss provision of $22,000 in the first quarter of 2018 compared with $100,000 in the first quarter of 2017.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue growth from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers was $1.19 million in the first quarter of 2018 compared with $861,000 in the first quarter of 2017. Income from service charges, fees and commissions, which included growing fee income from the Company’s suite of treasury services for businesses, increased to $464,000 in the first quarter of 2018 from $385,000 a year earlier. A continuing trend of strong residential mortgage originations generated gains on sales of loans of $620,000 in the first quarter of 2018 compared with $371,000 a year earlier.

“Housing demand in all of our served markets has continued to be strong, supported by positive economic conditions and homebuyers wanting to lock in favorable rates,” noted Chapman. “Our Bank of the James Mortgage Division, with additional producers and continued expansion in Roanoke, Charlottesville, Harrisonburg and Appomattox, has been doing an exceptional job of earning mortgage business by providing the responsive, personal service homebuyers appreciate. Our loan processing capabilities have provided the prompt service that establishes Bank of the James as a preferred residential mortgage provider.”

Noninterest expense for the three months ended March 31, 2018 was $5.10 million compared with $4.50 million a year earlier. The increase primarily reflected higher employee-related costs associated with an expanded team and retaining talented individuals, as well as increases in professional fees, data processing, and other outside expenses related to our expansion. Chapman noted the Company’s efficiency ratio improved slightly year-over-year, and a strong focus in the coming year is to continue building productivity of the Company’s revenue-generating assets to operate with increasing efficiency.

Balance Sheet Review: Growth, Asset Quality

Total assets were $653.64 million, up from $626.34 million at December 31, 2017, and up 13% from $578.43 million at March 31, 2017. During the past year, the primary driver of asset growth has been loans held for investment, net of the allowance for loan losses, which totaled $501.88 million, up from $491.02 million at December 31, 2017 and up 8% from $466.24 million at March 31, 2017. Loans held for sale were $3.45 million at March 31, 2018, more than double the total a year earlier and, in part, reflecting consistent growth of residential mortgage originations.

The Company’s commercial loan portfolio, primarily commercial and industrial (C&I) loans, increased 8% to $96.23 million at March 31, 2018 from $89.00 million at March 31, 2017, and continued to reflect a diverse range of loan types. Owner occupied real estate loans, led by CRE lending, increased 10% year-over-year to $156.39 million, and non-owner occupied real estate (primarily commercial and investment property) increased by 9% year-over-year to $157.19 million.

Total construction loans were $20.0 million, with construction of 1-4 family residences of $16.21 million up 16% year-over-year, reflecting expansion in several of the Bank’s markets and continued new home construction. Consumer loans and consumer lines of credit totals were essentially unchanged from the prior year.

Total deposits at March 31, 2018 rose to $584.52 from $567.49 at December 31, 2017 and $521.20 million at March 31, 2017. Noninterest bearing deposits were $83.96 million in the first quarter of 2018, compared with $74.10 million at December 31, 2017, and interest-bearing demand and savings deposits rose to $318.52 at March 31, 2018 from $307.99 million at December 31, 2017. Time deposits declined slightly during the same period. Supported by savings and demand deposits, which comprised 69% of total deposits, the Company’s interest paid on deposits averaged 0.64%, up slightly from 0.57% a year ago.

Asset quality remained strong, with a nonperforming loans to total loans ratio of 0.70% at March 31, 2018, compared with 0.87% at December 31, 2017 and 0.67% March 31, 2017. Total nonperforming assets, inclusive of Other Real Estate Owned (OREO), was $5.64 million, compared with $6.96 million at December 31, 2017. Total nonperforming loans were down 18% and OREO totals declined 21% from December 31, 2017.

The Company’s allowance for loan losses was $4.67 million, declining 18% year-over-year. The allowance in the first quarter of 2018 included $137,000 in recoveries. The allowance for loan losses to total loans was 0.92% at March 31, 2018, as compared to 0.96% at December 31, 2017 and 1.21% at March 31, 2017. This decrease was primarily the result of the decline in recorded specific reserves. Chapman noted the Company will continue to pursue recoveries through a high level of collection efforts. The allowance for loan losses to nonperforming loans was 131.76% at March 31, 2018.

The Company grew measures of stockholder value. Total stockholders’ equity was $51.68 million at March 31, 2018, up $1.48 million from a year earlier, retained earnings of $13.13 million were up from $10.65 million a year earlier, and tangible book value per share was $11.80, up from $11.46 a year earlier. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

Chapman concluded: “Our first quarter represented a strong start to 2018. The Company’s pipeline of commercial and residential mortgage loans is very encouraging, and we continue to grow customer relationships by offering a robust variety of products and outstanding service.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank operates 13 banking offices three limited services offices, and two loan production offices in Virginia serving Altavista, Amherst, Appomattox, Bedford, Charlottesville, Forest, Harrisonburg, Lynchburg, Madison Heights, and Roanoke. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000. tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Mar 31, 2018	Three months ending Mar 31, 2017	Change
Interest income	$6,155	$5,509	11.73%
Interest expense	824	671	22.80%
Net interest income	5,331	4,838	10.19%
Provision for loan losses	22	100	-78.00%
Noninterest income	1,186	861	37.75%
Noninterest expense	5,097	4,497	13.34%
Income taxes	275	342	-19.59%
Net income	1,123	760	47.76%
Weighted average shares outstanding - basic	4,378,436	4,378,436	—
Weighted average shares outstanding - diluted	4,378,526	4,378,535	(9)
Basic net income per share	$0.26	$0.17	$0.09
Fully diluted net income per share	$0.26	$0.17	$0.09

Balance Sheet at period end:	Mar 31, 2018	Dec 31, 2017	Change	Mar 31, 2017	Dec 31, 2016	Change
Loans, net	$501,877	$491,022	2.21%	$466,244	$464,353	0.41%
Loans held for sale	3,448	2,626	31.30%	1,633	3,833	-57.40%
Total securities	58,341	61,025	-4.40%	51,513	44,075	16.88%
Total deposits	584,516	567,493	3.00%	521,199	523,112	-0.37%
Stockholders’ equity	51,675	51,665	0.02%	50,191	49,421	1.56%
Total assets	653,635	626,341	4.36%	578,433	574,195	0.74%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$11.80	$11.80	0.00	$11.46	$11.29	$0.17

Daily averages:	Three months ending Mar 31, 2018	Three months ending Mar 31, 2017	Change
Loans, net	$492,469	$464,293	6.07%
Loans held for sale	2,439	1,390	75.47%
Total securities	62,673	50,916	23.09%
Total deposits	570,680	520,881	9.56%
Stockholders’ equity	52,847	50,970	3.68%
Interest earning assets	592,312	537,758	10.14%
Interest bearing liabilities	493,675	416,261	18.60%
Total assets	629,948	576,567	9.26%

Financial Ratios:	Three months ending Mar 31, 2018	Three months ending Mar 31, 2017	Change
Return on average assets	0.72%	0.53%	0.19
Return on average equity	8.62%	6.05%	2.57
Net interest margin	3.65%	3.65%	0.00
Efficiency ratio	78.21%	78.98%	(0.77)
Average equity to average assets	8.39%	8.84%	(0.45)

Allowance for loan losses:	Three months ending Mar 31, 2018	Three months ending Mar 31, 2017	Change
Beginning balance	$4,752	$5,716	-16.86%
Provision for losses	22	100	-78.00%
Charge-offs	(240)	(130)	84.62%
Recoveries	137	30	356.67%
Ending balance	4,671	5,716	-18.28%

Nonperforming assets:	Mar 31, 2018	Dec 31, 2017	Change	Mar 31, 2017	Dec 31, 2016	Change
Total nonperforming loans	$3,545	$4,308	-17.71%	$3,147	$2,550	23.41%
Other real estate owned	2,096	2,650	-20.91%	2,750	2,370	16.03%
Total nonperforming assets	5,641	6,958	-18.93%	5,897	4,920	19.86%
Troubled debt restructurings - (performing portion)	435	440	-1.14%	452	455	-0.66%

Asset quality ratios:	Mar 31, 2018	Dec 31, 2017	Change	Mar 31, 2017	Dec 31, 2016	Change
Nonperforming loans to total loans	0.70%	0.87%	(0.17)	0.67%	0.54%	0.12
Allowance for loan losses to total loans	0.92%	0.96%	(0.04)	1.21%	1.22%	(0.00)
Allowance for loan losses to nonperforming loans	131.76%	110.31%	21.46	181.63%	224.16%	(42.52)

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2018	2017
Interest Income
Loans	$5,674	$5,188
Securities
US Government and agency obligations	198	113
Mortgage backed securities	68	66
Municipals	82	80
Dividends	8	7
Other (Corporates)	23	27
Interest bearing deposits	35	15
Federal Funds sold	67	13

Total interest income	6,155	5,509

Interest Expense
Deposits
NOW, money market savings	192	169
Time Deposits	501	402
Brokered time deposits	80	63
FHLB borrowings	1	—
Capital notes	50	37

Total interest expense	824	671

Net interest income	5,331	4,838

Provision for loan losses	22	100

Net interest income after provision for loan losses	5,309	4,738

Noninterest income
Gains on sale of loans held for sale	620	371
Service charges, fees and commissions	464	385
Increase in cash value of life insurance	85	86
Other	17	9
Gain on sales of available-for-sale securities	—	10

Total noninterest income	1,186	861

Noninterest expenses
Salaries and employee benefits	2,713	2,380
Occupancy	395	372
Equipment	379	348
Supplies	149	134
Professional, data processing, and other outside expense	815	680
Marketing	140	148
Credit expense	125	94
Other real estate expenses	40	12
FDIC insurance expense	101	103
Other	240	226

Total noninterest expenses	5,097	4,497

Income before income taxes	1,398	1,102
Income tax expense	275	342

Net Income	$1,123	$760

Weighted average shares outstanding - basic	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,378,526	4,378,535

Income per common share - basic	$0.26	$0.17

Income per common share - diluted	$0.26	$0.17

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited) 3/31/18	12/31/17
Assets
Cash and due from banks	$21,769	$20,267
Federal funds sold	33,519	16,751

Total cash and cash equivalents	55,288	37,018

Securities held-to-maturity (fair value of $3,478 in 2018 and $5,619 in 2017)	3,708	5,713
Securities available-for-sale, at fair value	54,633	55,312
Restricted stock, at cost	1,887	1,505
Loans, net of allowance for loan losses of $4,671 in 2018 and $4,752 in 2017	501,877	491,022
Loans held for sale	3,448	2,626
Premises and equipment, net	11,969	11,890
Software, net	140	165
Interest receivable	1,827	1,713
Cash value - bank owned life insurance	13,103	13,018
Other real estate owned	2,096	2,650
Income taxes receivable	1,012	1,366
Deferred tax asset	1,644	1,418
Other assets	1,003	925

Total assets	$653,635	$626,341

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	83,964	74,102
NOW, money market and savings	318,523	307,987
Time	182,029	185,404

Total deposits	584,516	567,493

FHLB borrowings	10,000	—
Capital notes	5,000	5,000
Interest payable	108	111
Other liabilities	2,336	2,072

Total liabilities	$601,960	$574,676

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of March 31, 2018 and December 31, 2017	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive loss	(2,319)	(1,469)
Retained earnings	13,129	12,269

Total stockholders’ equity	$51,675	$51,665

Total liabilities and stockholders’ equity	$653,635	$626,341